EXHIBIT 99.1

FOR IMMEDIATE RELEASE
July 21, 2015
Contact: Investor Inquiries:
Casey Farrell
972-801-5871/ShareholderRelations@LegacyTexasFinancialGroup.com
Media Inquiries:
Jennifer Dexter
972-461-7157/Jennifer.Dexter@LegacyTexas.com

LegacyTexas Financial Group, Inc. Reports Second Quarter 2015 Earnings
EPS Increases to $0.44 per Share, Net Income Up 24% Linked Quarter to $20.3 million for the Second Quarter of 2015

PLANO, Texas, July 21, 2015 -- LegacyTexas Financial Group, Inc. (NASDAQ: LTXB) (the “Company”), the holding company for LegacyTexas Bank (the “Bank”), today announced net income of $20.3 million, an increase of $3.9 million from the first quarter of 2015 and an increase of $11.4 million from the second quarter of 2014. Core (non-GAAP) net income (which is net income adjusted for the impact of merger and acquisition costs and certain other items) totaled $20.1 million for the quarter ended June 30, 2015, up $2.4 million from the first quarter of 2015 and up $10.2 million from the second quarter of 2014. Basic earnings per share for the quarter ended June 30, 2015 was $0.44, an increase of $0.09 from the first quarter of 2015 and an increase of $0.21 from the second quarter of 2014. Core earnings per share for the second quarter of 2015 was also $0.44, up $0.05 from the first quarter of 2015 and up $0.18 from the second quarter of 2014. The reconciliation of non-GAAP measures, which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

Second Quarter 2015 Performance Highlights

•	Return on average assets for the second quarter of 2015 was 1.28%, up 20 basis points from the first quarter of 2015 and up 32 basis points from the second quarter of 2014.

•
Gross loans held for investment at June 30, 2015, excluding Warehouse Purchase Program loans, grew $198.1 million, or 4.7%, from March 31, 2015, with $135.6 million of growth in commercial real estate and commercial and industrial loans. Excluding $1.17 billion of net growth resulting from loans acquired from LegacyTexas Group, Inc., gross loans held for investment, excluding Warehouse Purchase Program loans, increased by $872.9 million, or 24.8%, from June 30, 2014.

•	Warehouse Purchase Program loans at June 30, 2015 totaled $1.08 billion, a $46.1 million, or 4.4%, increase from March 31, 2015, and a $315.4 million, or 41.0%, increase from June 30, 2014.

•
Deposits at June 30, 2015 increased by $134.7 million, or 3.1%, from March 31, 2015, with $53.3 million of growth in non-interest-bearing demand and $52.2 million of growth in time deposits. Excluding $1.63 billion of growth resulting from deposits acquired from LegacyTexas Group, Inc., deposits increased by $462.3 million, or 11.4%, from June 30, 2014.

•
Net interest margin for the quarter ended June 30, 2015 was 4.06%, a three basis point increase from the linked quarter and a 30 basis point increase compared to the second quarter of 2014, which includes 20 basis points of accretion of interest related to purchase accounting fair value adjustments for the second quarter of 2015.

"As a team, we continue to execute on our strategy to be the bank of choice for DFW-based businesses and families," said President and CEO Kevin Hanigan. "The exceptional results of the quarter are a reflection of many things: the strength of the DFW market place, our presence within the market, the many benefits of the merger with LegacyTexas Group, Inc. and the dedication of our team to march toward the goals we have set for ourselves."

Financial Highlights

	At or For the Quarters Ended
	June	March	June
(unaudited)	2015	2015	2014
	(Dollars in thousands, except per share amounts)
Net interest income	$59,821	$56,326	$32,922
Provision for loan losses	3,750	3,000	1,197
Non-interest income	11,964	9,407	5,429
Non-interest expense	36,908	37,777	23,350
Income tax expense	10,876	8,632	4,986
Net income	$20,251	$16,324	$8,818

Basic earnings per common share	$0.44	$0.35	$0.23
Basic core (non-GAAP) earnings per common share[1]	$0.44	$0.39	$0.26
Weighted average common shares outstanding - basic	45,760,232	45,824,812	37,873,671
Estimated Tier 1 common risk-based capital ratio[2]	10.18%	10.44%	16.42%
Total equity to total assets	11.65%	11.69%	14.11%
Tangible common equity to tangible assets - Non-GAAP [1]	9.17%	9.17%	13.44%
1 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
2 Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

Net Interest Income and Net Interest Margin

	For the Quarters Ended
	June	March	June
(unaudited)	2015	2015	2014
	(Dollars in thousands)
Interest income:
Loans held for investment, excluding Warehouse Purchase Program loans	$53,654	$52,082	$28,794
Warehouse Purchase Program loans	7,720	5,775	5,094
Loans held for sale	177	178	—
Securities	3,277	3,425	3,150
Interest-earning deposit accounts	139	158	71
Total interest income	$64,967	$61,618	$37,109
Net interest income	$59,821	$56,326	$32,922
Net interest margin	4.06%	4.03%	3.76%
Selected average balances:
Total earning assets	$5,893,515	$5,590,808	$3,499,223
Total loans held for investment	5,089,531	4,728,487	2,834,750
Total securities	620,071	620,490	545,944
Total deposits	4,372,161	4,306,641	2,386,307
Total borrowings	1,112,198	882,461	678,817
Total non-interest-bearing demand deposits	1,024,108	975,067	414,746
Total interest-bearing liabilities	4,460,251	4,214,035	2,650,378

Net interest income for the quarter ended June 30, 2015 was $59.8 million, a $3.5 million increase from the first quarter of 2015 and a $26.9 million increase from the second quarter of 2014. The $3.5 million increase from the linked quarter was primarily due to an increase in interest income on loans, which was driven by increased volume in Warehouse Purchase Program, commercial and industrial, commercial real estate and consumer real estate loan balances. The average balance of Warehouse Purchase Program loans increased by $232.5 million to $920.0 million from the first quarter of 2015, which resulted in a $1.9 million increase in interest income. The average balance of commercial and industrial loans increased by $113.4 million to $1.25 billion from the first quarter of 2015, resulting in a $902,000 increase in interest income. The average balance of consumer real estate loans increased by $18.7 million to $805.6 million from the first quarter of 2015, resulting in a $913,000 increase in interest income. A ten basis point linked-quarter reduction in the average yield earned on commercial real estate loans, which was partially offset by a $14.9 million increase in the average balance, led to a $238,000 decline in interest income on commercial real estate loans compared to the first quarter of 2015.

Interest income on loans for the second quarter of 2015 increased by $2.6 million in accretion of purchase accounting fair value adjustments on loans acquired from LegacyTexas Group, Inc., which included $1.1 million in accretion income recorded on acquired commercial and industrial loans, $686,000 in accretion income recorded on acquired commercial real estate loans, $278,000 in accretion income recorded on acquired construction and land loans, and $566,000 recorded on acquired consumer real estate loans. The amount of accretion income recognized on these loans in the second quarter of 2015 decreased by $481,000 from the $3.1 million recorded during the first quarter of 2015. Accretion of purchase accounting fair value adjustments related to the LegacyTexas Group, Inc. acquisition, as well as a smaller amount related to the Highlands Bank acquisition in 2012, contributed 17 basis points, 37 basis points and 43 basis points to the average yields on commercial real estate, commercial and industrial and consumer real estate loans, respectively, for the second quarter of 2015, compared to 11 basis points, 52 basis points and 47 basis points, respectively, for the first quarter of 2015.

The $26.9 million increase in net interest income compared to the second quarter of 2014 was primarily due to a $27.7 million increase in interest income on loans, which was driven by increased volume in all loan categories resulting from loans acquired from LegacyTexas Group, Inc. on January 1, 2015, as well as organic growth. The average balance of commercial real estate loans increased by $703.1 million to $1.85 billion from the second quarter of 2014, resulting in an $8.4 million increase in interest income. The $703.1 million in growth includes $551.0 million in commercial real estate loans acquired from LegacyTexas Group, Inc.; excluding these loans, the average balance of commercial real estate loans increased by $152.1 million from the second quarter of 2014. The average balance of commercial and industrial loans increased by $658.1 million to $1.25 billion from the second quarter of 2014, resulting in an $8.6 million increase in interest income. The $658.1 million in growth includes $337.1 million in commercial and industrial loans acquired from LegacyTexas Group, Inc.; excluding these loans, the average balance of commercial and industrial loans increased by $321.0 million from the second quarter of 2014. The average balance of consumer real estate loans increased by $328.1 million to $805.6 million from the second quarter of 2014, resulting in a $4.4 million increase in interest income. The $328.1 million in growth includes $264.0 million in consumer real estate loans acquired from LegacyTexas Group, Inc.; excluding these loans, the average balance of consumer real estate loans increased by $64.1 million from the second quarter of 2014. The average balance of Warehouse Purchase Program loans increased by $348.1 million to $920.0 million from the second quarter of 2014, which resulted in a $2.6 million increase in interest income.

Interest expense for the quarter ended June 30, 2015, decreased by $146,000 compared to the linked quarter. Compared to the second quarter of 2014, interest expense for the quarter ended June 30, 2015 increased by $959,000, primarily due to an increase in interest expense on deposits, which was driven by increased volume in all deposit categories resulting from deposits acquired from LegacyTexas Group, Inc. on January 1, 2015, as well as organic growth during the 2015 period in savings and money market deposit balances. An $806.6 million increase in the average balance of savings and money market deposits to $1.81 billion from the second quarter of 2014 was partially offset by a 13 basis point reduction in the average rate, resulting in a $10,000 increase in interest expense. The $806.6 million in growth includes $534.6 million in savings and money market deposits acquired from LegacyTexas Group, Inc.; excluding these deposits, the average balance of savings and money market deposits increased by $272.0 million from the second quarter of 2014. The average balance of time deposits increased by $336.6 million to $839.6 million from the second quarter of 2014, resulting in a $594,000 increase in interest expense. The $336.6 million in growth includes $336.8 million in time deposits acquired from LegacyTexas Group, Inc.; excluding these deposits, the average balance of time deposits decreased by $262,000 from the second quarter of 2014. The average balance of interest-bearing demand deposits increased by $233.3 million to $701.6 million from the second quarter of 2014, resulting in a $410,000 increase in interest expense. The $233.3 million in growth includes $258.7 million in interest-bearing demand deposits acquired from LegacyTexas Group, Inc.; excluding these deposits, the average balance of interest-bearing demand deposits decreased by $25.4 million from the second quarter of 2014.

The net interest margin for the second quarter of 2015 was 4.06%, a three basis point increase from the first quarter of 2015 and a 30 basis point increase from the second quarter of 2014. Accretion of interest resulting from the merger with LegacyTexas Group, Inc. on January 1, 2015, as well as the 2012 Highlands acquisition, contributed 20 basis points to the net interest margin and average yield on earning assets for the quarter ended June 30, 2015, compared to 23 basis points for the quarter ended March 31, 2015, and four basis points for the quarter ended June 30, 2014. The average yield on earning assets for the second quarter of 2015 was 4.41%, unchanged from the first quarter of 2015 and a 17 basis point increase from the second quarter of 2014. The cost of deposits for the second quarter of 2015 was 0.28%, down one basis point from the first quarter of 2015 and down six basis points from the second quarter of 2014.

Non-interest Income

Non-interest income for the second quarter of 2015 was $12.0 million, a $2.6 million increase from the first quarter of 2015 and a $6.5 million increase from the second quarter of 2014. Core non-interest income for the second quarter of 2015, excluding one-time gains and losses on assets, was $11.7 million, up $1.7 million from the first quarter of 2015 and up $5.7 million from the second quarter of 2014. Service charges and other fees increased by $1.2 million from the first quarter of 2015, which includes a $457,000 increase in services charges generated by LegacyTexas Title, as well as increases in debit card income and Warehouse Purchase Program fee income. Additionally, other non-interest income increased by $1.1 million, primarily driven by a $674,000 net decrease in the value of investments in community development-oriented private equity funds used for Community Reinvestment Act purposes ( the "CRA Funds") recorded in the first quarter of 2015 with no comparable loss recorded in the second quarter of 2015. The $401,000 increase in gain on sale and disposition of assets during the second quarter of 2015 was primarily related to the sale of an other real estate owned property and one of the Company's branch buildings in the second quarter of 2015. These increases were partially offset by a $211,000 gain on the sale of securities recognized in the first quarter of 2015, with no comparable sales occurring during the second quarter of 2015. Non-interest income for the second quarter of 2015 includes $2.1 million in non-interest income from the Company's title and insurance subsidiaries.

The $6.5 million increase in non-interest income from the second quarter of 2014 was primarily due to a $2.8 million increase in service charges and other fees, which was driven by the addition of $1.3 million of title income, as well as increased debit card income, Warehouse Purchase Program fee income, and service charges related to accounts acquired from LegacyTexas Group, Inc. Additionally, the Company recognized $2.1 million in net gains on the sale of mortgage loans during the second quarter of 2015, which includes the gain recognized on $61.5 million of one-to four-family mortgage loans that were sold or committed for sale during the second quarter of 2015, fair value changes on mortgage derivatives and mortgage fees collected. Prior to the January 1, 2015 merger with LegacyTexas Group, Inc., the Company did not originate or sell mortgage loans to outside investors; therefore, a comparable gain was not recorded in the second quarter of 2014. Other non-interest income increased by $1.6 million from the second quarter of 2014, primarily due to a $637,000 net decrease in the CRA Funds recorded in the second quarter of 2014 with no comparable charge recorded in the 2015 period, as well as $790,000 of insurance income added through the acquisition of LegacyTexas Group, Inc.

Non-interest Expenses

Non-interest expense for the quarter ended June 30, 2015 was $36.9 million, an $869,000 decrease from the first quarter of 2015 and a $13.6 million increase from the second quarter of 2014. The linked-quarter comparison includes a $1.5 million decrease in merger and acquisition costs related to the merger with LegacyTexas Group, Inc., which was completed on January 1, 2015. Excluding the impact of these merger costs, core non-interest expense, which totaled $36.9 million for the quarter ended June 30, 2015, increased by $668,000 compared to the linked quarter. Other non-interest expense for the second quarter of 2015 increased by $752,000 compared to the linked quarter, primarily due to a $540,000 increase in debit card fraud losses resulting from card compromises at two retailers leading to several fraud cases, as well as an increase in fraud alerts from MasterCard. These increases were partially offset by a $422,000 decline in salaries and benefits expense from the first quarter of 2015, primarily resulting from a decline in salary expense and payroll taxes due to terminations, several of which were related to the Company's reorganization following the merger with LegacyTexas Group, Inc. and will not be replaced. Additionally, certain senior managers of LegacyTexas Group, Inc. who joined the Company, received immediately-vested stock awards, which resulted in $600,000 of share-based compensation expense recognized during the first quarter of 2015, without a comparable charge in the second quarter of 2015. Non-interest expense for the second quarter of 2015 includes $1.5 million of non-interest expense from the Company's title and insurance subsidiaries.

The $13.6 million increase in non-interest expense from the second quarter of 2014 was partially offset by a $644,000 decrease in merger and acquisition costs related to the merger with LegacyTexas Group, Inc. Excluding the impact of these merger costs and one-time payroll and severance costs incurred during the second quarter of 2014, core non-interest expense increased by $14.6 million, which was driven by an $8.4 million increase in salaries and employee benefits expense, primarily due to the addition of employees and grants of share-based compensation related to the merger with LegacyTexas Group, Inc. Compared to the quarter ended June 30, 2014, non-interest expense increased due to the merger with LegacyTexas Group, Inc., including a $2.0 million increase in occupancy and equipment expense, an $829,000 increase in data processing expense, a $555,000 increase in advertising expense and a $935,000 increase in office operations expense.

Financial Condition - Loans

Gross loans held for investment at June 30, 2015, excluding Warehouse Purchase Program loans, grew $198.1 million from March 31, 2015 and by $2.05 billion from June 30, 2014. Excluding $1.17 billion in loans acquired from LegacyTexas Group, Inc. and Warehouse Purchase Program loans, gross loans held for investment increased by $872.9 million from June 30, 2014. Compared to March 31, 2015, gross loans held for investment grew in all loan categories with the exception of the other consumer portfolio. Commercial and industrial and commercial real estate loans at June 30, 2015 increased by $95.8 million and $39.7 million, respectively, from March 31, 2015, while consumer real estate loans increased by $53.0 million for the same period. Warehouse Purchase Program loans at June 30, 2015 increased by $46.1 million from March 31, 2015 and by $315.4 million compared to June 30, 2014.

The below table breaks out the growth in gross loans held for investment at June 30, 2015, excluding Warehouse Purchase Program balances, and shows the percentage change from June 30, 2014.

	Acquired from LegacyTexas Group, Inc. [1]	Organic Growth	Total Growth from June 30, 2014	% Change excluding Acquired Loans	% Change including Acquired Loans
	(Dollars in thousands)
Commercial real estate	$523,229	$244,992	$768,221	14.5%	66.1%
Commercial and industrial	242,565	454,616	697,181	53.3	114.1
Construction and land	126,233	72,408	198,641	45.8	621.9
Consumer	280,340	100,894	381,234	12.2	70.0
Total year-over-year growth	$1,172,367	$872,910	$2,045,277	24.8	87.1
1 Balances for loans acquired from LegacyTexas Group, Inc. are shown as of June 30, 2015.

Energy loans, which are reported as commercial and industrial loans, totaled $402.6 million at June 30, 2015, up $31.5 million from $371.1 million at March 31, 2015 and up $180.4 million from June 30, 2014. In May 2013, the Company formed its Energy Finance group, which is comprised of a group of seasoned lenders, executives and credit risk professionals with more than 100 years of combined Texas energy experience, to focus on providing loans to private and public oil and gas companies throughout the United States. The group also offers the Bank's full array of commercial services, including Treasury Management and letters of credit, to its customers. Substantially all of the loans in the Energy portfolio are reserve based loans, secured by deeds of trust on properties containing proven oil and natural gas reserves. Three loans managed by the Energy Finance group are not secured by oil and gas reserves. These loans, with a combined commitment of $51.5 million and a total outstanding balance of $21.3 million at June 30, 2015, are categorized as “Midstream and Other” loans. Loans in this category are typically related to the transmission of oil and natural gas and would only be indirectly impacted from declining commodity prices.

Financial Condition - Deposits

Total deposits at June 30, 2015 increased by $134.7 million from March 31, 2015, and by $2.09 billion from June 30, 2014, with $1.63 billion of growth resulting from deposits acquired from LegacyTexas Group, Inc. All deposit categories increased on a linked-quarter basis, with non-interest-bearing demand deposits growing by $53.3 million due to higher balances in commercial checking deposits and time deposits increasing by $52.2 million. At June 30, 2015, non-interest-bearing demand deposits comprised 24.0% of total deposits, compared to 17.8% of total deposits at June 30, 2014. Interest-bearing demand and savings and money market deposits increased by $21.2 million and $8.0 million, respectively, compared to March 31, 2015.

The below table breaks out the growth in deposits at June 30, 2015 and shows the percentage change from June 30, 2014:

	Acquired from LegacyTexas Group, Inc.	Organic Change	Total Growth from June 30, 2014	% Change excluding Acquired Deposits	% Change including Acquired Deposits
	(Dollars in thousands)
Non-interest-bearing demand	$499,684	$151,268	$650,952	16.2%	150.3%
Interest-bearing demand	258,713	(486)	258,227	(0.1)	54.2
Savings and money market	534,554	267,025	801,579	17.0	77.6
Time	336,831	44,468	381,299	5.4	77.2
Total year-over-year growth	$1,629,782	$462,275	$2,092,057	11.4	85.9

Credit Quality

	At or For the Quarters Ended
	June	March	June
(unaudited)	2015	2015	2014
	(Dollars in thousands)
Net charge-offs	$1,159	$273	$159
Net charge-offs/Average loans held for investment, excluding Warehouse Purchase Program loans	0.11%	0.03%	0.03%
Net charge-offs/Average loans held for investment	0.09	0.02	0.02
Provision for loan losses	$3,750	$3,000	$1,197
Non-performing loans ("NPLs")	26,850	22,869	23,605
NPLs/Total loans held for investment, excluding Warehouse Purchase Program loans	0.61%	0.54%	1.00%
NPLs/Total loans held for investment	0.49	0.44	0.76
Non-performing assets ("NPAs")	$31,403	$29,143	$23,845
NPAs to total assets	0.47%	0.45%	0.60%
NPAs/Loans held for investment and foreclosed assets, excluding Warehouse Purchase Program loans	0.71	0.69	1.01
NPAs/Loans held for investment and foreclosed assets	0.57	0.56	0.76
Allowance for loan losses	$30,867	$28,276	$20,440
Allowance for loan losses/Total loans held for investment, excluding Warehouse Purchase Program loans	0.70%	0.67%	0.87%
Allowance for loan losses/Total loans held for investment	0.56	0.54	0.66
Allowance for loan losses/Total Loans held for investment, excluding acquired loans & Warehouse Purchase Program loans [1]	0.98	1.00	0.90
Allowance for loan losses/NPLs	114.96	123.64	86.59
1 Excludes loans acquired in the Highlands and LegacyTexas transactions, which were initially recorded at fair value.

The Company recorded a provision for loan losses of $3.8 million for the quarter ended June 30, 2015, compared to $3.0 million for the quarter ended March 31, 2015 and $1.2 million for the quarter ended June 30, 2014. The increase in the provision for loan losses on a linked-quarter basis, as well as compared to the second quarter of 2014, was primarily related to increased organic loan production, as well as loans acquired from LegacyTexas Group, Inc. that were re-underwritten following completion of the merger. Once an acquired loan undergoes new underwriting and meets the criteria for a new loan, any remaining fair value adjustments are taken into interest income and the loan becomes fully subject to the Company's allowance for loan loss methodology.

Consistent with prior quarters, the Company has continued to apply qualitative reserve factors to provide for additional allowance for loan losses due to the economic uncertainty in Texas related to the recent decline in the price of oil. To date, the Company has not recognized a loss from loans in the Energy portfolio, which we believe is a reflection of prudent risk mitigation techniques.  These techniques include sound underwriting (reasonable advance rates based on number and diversification of wells), sound policy (requiring hedges on production sales) and conservative collateral valuations (frequent borrowing base determinations at prices below NYMEX posted rates).  All borrowing base valuations are performed by experienced and nationally recognized third party firms intimately familiar with the properties and their production history. At June 30, 2015, 1.5% of the Company's loan portfolio (excluding Warehouse Purchase Program loans) consisted of criticized energy loans, and all but one of these energy loans were performing. One energy loan totaling $5.2 million was placed on non-accrual status during the second quarter of 2015 and was considered impaired at June 30, 2015; however, the Company does not have a specific reserve set aside for this loan and does not currently anticipate a loss. Four energy lending relationships totaling $58.6 million at June 30, 2015 have been downgraded to substandard as a result of collateral value deterioration due to commodity price declines. As a result of the deterioration the Company has taken action to improve the risk profile of the loans. These actions range from instituting monthly commitment reductions, obtaining additional collateral, obtaining additional guarantor support, and requiring additional equity injections or asset sales.  Borrower response to these actions has been favorable and the Company believes the loans will be paid off or paid down to acceptable risk levels within a reasonable time frame. These four relationships, which were performing at June 30, 2015, have been considered in management's analysis of potential loan losses.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2015 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2015 and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an investor conference call to review the results on Wednesday, July 22, 2015 at 8 a.m. Central Time. Participants may pre-register for the call by visiting http://dpregister.com/10067048 and will receive a unique pin number, which can be used when dialing in for the call. This will allow attendees to enter the call immediately. Alternatively, participants may call (toll-free) 1-877-513-4119 at least five minutes prior to the call to be placed into the call by an operator. International participants are asked to call 1-412-902-4148 and participants in Canada are asked to call (toll-free) 1-855-669-9657.

The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.legacytexasfinancialgroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #10067048. This replay, as well as the webcast, will be available until August 22, 2015.

About LegacyTexas Financial Group, Inc.

LegacyTexas Financial Group, Inc. is the holding company for LegacyTexas Bank, a commercially oriented community bank based in Plano, Texas. LegacyTexas Bank operates 47 banking offices in the Dallas/Fort Worth Metroplex and surrounding counties. For more information, please visit www.legacytexasfinancialgroup.com or www.legacytexas.com.
When used in filings by LegacyTexas Financial Group, Inc. (the "Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other things: the expected cost savings, synergies and other financial benefits from the Company-LegacyTexas Group, Inc. merger (the “Merger”) might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters might be greater than expected; changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; fluctuations in the price of oil, natural gas and other commodities; competition; changes in management’s business strategies and other factors set forth in the Company's filings with the SEC.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

LegacyTexas Financial Group, Inc.
Consolidated Balance Sheets

	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
	(Dollars in thousands)
ASSETS	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Cash and due from financial institutions	$48,911	$53,739	$28,416	$27,669	$35,276
Short-term interest-bearing deposits in other financial institutions	143,106	230,175	103,605	62,616	130,632
Total cash and cash equivalents	192,017	283,914	132,021	90,285	165,908
Securities available for sale, at fair value	314,040	290,615	199,699	211,364	224,184
Securities held to maturity	254,526	261,670	241,920	254,665	267,614
Total securities	568,566	552,285	441,619	466,029	491,798
Loans held for sale	19,903	23,983	—	—	—
Loans held for investment:
Loans held for investment - Warehouse Purchase Program	1,084,997	1,038,886	786,416	736,624	769,566
Loans held for investment	4,394,786	4,196,710	2,633,680	2,489,063	2,349,509
Gross loans	5,499,686	5,259,579	3,420,096	3,225,687	3,119,075
Less: allowance for loan losses and deferred fees on loans held for investment	(34,264)	(31,565)	(28,476)	(24,773)	(22,139)
Net loans	5,465,422	5,228,014	3,391,620	3,200,914	3,096,936
FHLB and Federal Reserve Bank stock, at cost	69,224	65,470	44,084	41,473	44,532
Bank-owned life insurance	54,614	54,339	36,193	36,010	35,863
Premises and equipment, net	80,095	81,853	48,743	51,118	51,955
Goodwill	180,632	179,258	29,650	29,650	29,650
Other assets	59,054	65,818	40,184	35,045	34,602
Total assets	$6,669,624	$6,510,951	$4,164,114	$3,950,524	$3,951,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing demand	$1,084,146	$1,030,861	$494,376	$483,784	$433,194
Interest-bearing demand	734,430	713,199	472,703	454,416	476,203
Savings and money market	1,834,075	1,826,097	1,176,749	1,057,912	1,032,496
Time	875,132	822,904	513,981	500,356	493,833
Total deposits	4,527,783	4,393,061	2,657,809	2,496,468	2,435,726
FHLB advances	1,217,305	1,171,623	862,907	799,704	874,866
Repurchase agreements	66,172	89,772	25,000	25,000	25,000
Subordinated debt	11,474	26,840	—	—	—
Accrued expenses and other liabilities	69,966	68,596	50,175	65,225	58,240
Total liabilities	5,892,700	5,749,892	3,595,891	3,386,397	3,393,832
Shareholders’ equity
Common stock	476	476	400	400	400
Additional paid-in capital	571,083	568,396	386,549	383,779	381,808
Retained earnings	219,493	205,431	195,327	194,663	190,150
Accumulated other comprehensive income, net	122	1,372	930	635	770
Unearned Employee Stock Ownership Plan (ESOP) shares	(14,250)	(14,616)	(14,983)	(15,350)	(15,716)
Total shareholders’ equity	776,924	761,059	568,223	564,127	557,412
Total liabilities and shareholders’ equity	$6,669,624	$6,510,951	$4,164,114	$3,950,524	$3,951,244

LegacyTexas Financial Group, Inc.
Consolidated Quarterly Statements of Income (unaudited)

	For the Quarters Ended					Second Quarter 2015 Compared to:
	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	First Quarter 2015		Second Quarter 2014
Interest and dividend income	(Dollars in thousands)
Loans, including fees	$61,551	$58,035	$37,107	$35,872	$33,888	$3,516	6.1%	$27,663	81.6%
Taxable securities	2,252	2,499	2,109	2,225	2,453	(247)	(9.9)	(201)	(8.2)
Nontaxable securities	724	718	561	562	561	6	0.8	163	29.1
Interest-bearing deposits in other financial institutions	139	158	64	57	71	(19)	(12.0)	68	95.8
FHLB and Federal Reserve Bank stock and other	301	208	138	139	136	93	44.7	165	121.3
	64,967	61,618	39,979	38,855	37,109	3,349	5.4	27,858	75.1
Interest expense
Deposits	3,049	3,127	2,165	2,021	2,035	(78)	(2.5)	1,014	49.8
FHLB advances	1,774	1,706	1,778	1,957	1,948	68	4.0	(174)	(8.9)
Repurchase agreement and other borrowings	323	459	206	207	204	(136)	(29.6)	119	58.3
	5,146	5,292	4,149	4,185	4,187	(146)	(2.8)	959	22.9
Net interest income	59,821	56,326	35,830	34,670	32,922	3,495	6.2	26,899	81.7
Provision for loan losses	3,750	3,000	2,637	2,511	1,197	750	25.0	2,553	213.3
Net interest income after provision for loan losses	56,071	53,326	33,193	32,159	31,725	2,745	5.1	24,346	76.7
Non-interest income
Service charges and other fees	7,941	6,759	4,963	4,798	5,113	1,182	17.5	2,828	55.3
Net gain on sale of mortgage loans	2,121	2,072	—	—	—	49	2.4	2,121	N/M [1]
Bank-owned life insurance income	424	419	183	147	145	5	1.2	279	192.4
Gain on sale of available for sale securities	—	211	—	—	—	(211)	N/M [1]	—	—
Gain (loss) on sale and disposition of assets	429	28	15	(85)	727	401	1,432.1	(298)	(41.0)
Other	1,049	(82)	133	198	(556)	1,131	N/M [1]	1,605	N/M [1]
	11,964	9,407	5,294	5,058	5,429	2,557	27.2	6,535	120.4

	For the Quarters Ended					Second Quarter 2015 Compared to:
	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	First Quarter 2015		Second Quarter 2014

Non-interest expense
Salaries and employee benefits	22,549	22,971	13,137	13,661	14,127	(422)	(1.8)	8,422	59.6
Merger and acquisition costs	8	1,545	8,282	1,188	652	(1,537)	(99.5)	(644)	(98.8)
Advertising	1,048	940	425	262	493	108	11.5	555	112.6
Occupancy and equipment	3,838	3,808	1,856	1,807	1,819	30	0.8	2,019	111.0
Outside professional services	625	750	711	569	486	(125)	(16.7)	139	28.6
Regulatory assessments	1,146	822	700	698	687	324	39.4	459	66.8
Data processing	2,537	2,795	1,753	1,739	1,708	(258)	(9.2)	829	48.5
Office operations	2,652	2,393	1,621	1,566	1,717	259	10.8	935	54.5
Other	2,505	1,753	1,311	1,301	1,661	752	42.9	844	50.8
	36,908	37,777	29,796	22,791	23,350	(869)	(2.3)	13,558	58.1
Income before income tax expense	31,127	24,956	8,691	14,426	13,804	6,171	24.7	17,323	125.5
Income tax expense	10,876	8,632	3,225	5,114	4,986	2,244	26.0	5,890	118.1
Net income	$20,251	$16,324	$5,466	$9,312	$8,818	$3,927	24.1%	$11,433	129.7%
1N/M - not meaningful

LegacyTexas Financial Group, Inc.
Selected Financial Highlights (unaudited)

	At or For the Quarters Ended
	June 30, 2015	March 31, 2015	June 30, 2014
	(Dollars in thousands, except per share amounts)
SHARE DATA:
Weighted average common shares outstanding- basic	45,760,232	45,824,812	37,873,671
Weighted average common shares outstanding- diluted	46,031,267	46,002,821	38,121,374
Shares outstanding at end of period	47,619,493	47,602,721	39,995,720
Income available to common shareholders[1]	$20,091	$16,186	$8,721
Basic earnings per common share	0.44	0.35	0.23
Basic core (non-GAAP) earnings per common share[2]	0.44	0.39	0.26
Diluted earnings per common share	0.44	0.35	0.23
Dividends declared per share	0.13	0.13	0.12
Total shareholders' equity	776,924	761,059	557,412
Common shareholders' equity per share (book value per share)	16.32	15.99	13.94
Tangible book value per share- Non-GAAP[2]	12.50	12.20	13.17
Market value per share for the quarter:
High	30.86	25.09	29.34
Low	22.67	19.82	23.95
Close	30.20	22.73	26.91
KEY RATIOS:
Return on average common shareholders' equity	10.62%	8.59%	6.36%
Core return on average common shareholders' equity[2]	10.55	9.34	7.14
Return on average assets	1.28	1.08	0.96
Core return on average assets[2]	1.27	1.18	1.07
Efficiency ratio[3]	51.61	54.58	59.11
Estimated Tier 1 common risk-based capital ratio[4]	10.18	10.44	16.42
Estimated total risk-based capital ratio[4]	10.91	11.43	17.06
Estimated Tier 1 leverage ratio[4]	9.91	10.40	14.43
Total equity to total assets	11.65	11.69	14.11
Tangible equity to tangible assets- Non-GAAP[2]	9.17	9.17	13.44
Number of employees- full-time equivalent	812	794	523
1 Net of distributed and undistributed earnings to participating securities.
2 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
3 Calculated by dividing total non-interest expense by net interest income plus non-interest income, excluding gain (loss) on foreclosed and fixed assets, changes in value of the CRA Funds, amortization of intangible assets, gains (losses) from securities transactions and merger and acquisition costs.
4 Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

LegacyTexas Financial Group, Inc.
Selected Loan Data (unaudited)

	At the Quarter Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Loans held for investment:	(Dollars in thousands)
Commercial real estate	$1,930,256	$1,890,518	$1,265,868	$1,219,436	$1,162,035
Warehouse Purchase Program	1,084,997	1,038,886	786,416	736,624	769,566
Commercial and industrial	1,308,168	1,212,328	781,824	695,543	610,987
Construction and land	230,582	215,752	21,298	16,900	31,941
Consumer real estate	845,982	792,995	524,199	515,706	501,328
Other consumer	79,798	85,117	40,491	41,478	43,218
Gross loans held for investment	$5,479,783	$5,235,596	$3,420,096	$3,225,687	$3,119,075
Non-performing assets:
Commercial real estate	$3,549	$6,745	$6,703	$7,452	$7,386
Commercial and industrial	12,498	5,691	5,778	6,328	6,245
Construction and land	141	141	149	150	213
Consumer real estate	10,419	9,946	10,591	10,106	9,304
Other consumer	243	346	286	346	457
Total non-performing loans	26,850	22,869	23,507	24,382	23,605
Foreclosed assets	4,553	6,274	551	106	240
Total non-performing assets	$31,403	$29,143	$24,058	$24,488	$23,845
Total non-performing assets to total assets	0.47%	0.45%	0.58%	0.62%	0.60%
Total non-performing loans to total loans held for investment, excluding Warehouse Purchase Program loans	0.61%	0.54%	0.89%	0.98%	1.00%
Total non-performing loans to total loans held for investment	0.49%	0.44%	0.69%	0.76%	0.76%
Allowance for loan losses to non-performing loans	114.96%	123.64%	108.69%	92.63%	86.59%
Allowance for loan losses to total loans held for investment, excluding Warehouse Purchase Program loans	0.70%	0.67%	0.97%	0.91%	0.87%
Allowance for loan losses to total loans held for investment	0.56%	0.54%	0.75%	0.70%	0.66%
Allowance for loan losses to total loans held for investment, excluding acquired loans and Warehouse Purchase Program loans [1]	0.98%	1.00%	1.00%	0.94%	0.90%

	At the Quarter Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Troubled debt restructured loans ("TDRs"):	(Dollars in thousands)
Performing TDRs:
Commercial real estate	$733	$738	$702	$706	$666
Commercial and industrial	142	147	153	158	162
Consumer real estate	202	203	204	407	729
Other consumer	35	37	39	41	43
Total performing TDRs	$1,112	$1,125	$1,098	$1,312	$1,600
Non-performing TDRs:[2]
Commercial real estate	$3,240	$6,616	$6,569	$6,646	$6,694
Commercial and industrial	1,862	1,985	2,031	2,125	2,194
Construction and land	101	101	103	104	—
Consumer real estate	3,608	3,936	4,034	3,606	3,199
Other consumer	155	201	245	300	411
Total non-performing TDRs	$8,966	$12,839	$12,982	$12,781	$12,498
Allowance for loan losses:
Balance at beginning of period	$28,276	$25,549	$22,585	$20,440	$19,402
Provision expense	3,750	3,000	2,637	2,511	1,197
Charge-offs	(1,357)	(504)	(203)	(493)	(294)
Recoveries	198	231	530	127	135
Balance at end of period	$30,867	$28,276	$25,549	$22,585	$20,440
Net charge-offs (recoveries):
Commercial real estate	$78	$(17)	$(435)	$—	$—
Commercial and industrial	935	5	77	152	53
Construction and land	—	—	—	50	—
Consumer real estate	13	142	(1)	69	54
Other consumer	133	143	32	95	52
Total net charge-offs	$1,159	$273	$(327)	$366	$159

[1] Excludes loans acquired in the Highlands and LegacyTexas acquisitions, which were initially recorded at fair value.
[2] Non-performing TDRs are included in the non-performing assets reported above.

LegacyTexas Financial Group, Inc.
Average Balances and Yields/Rates (unaudited)

	For the Quarters Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Loans:	(Dollars in thousands)
Commercial real estate	$1,850,134	$1,835,205	$1,216,348	$1,163,271	$1,147,028
Warehouse Purchase Program	920,034	687,496	619,736	645,148	571,922
Commercial and industrial	1,248,447	1,135,074	730,629	662,504	590,353
Construction and land	214,038	223,815	19,140	28,344	25,517
Consumer real estate	805,573	786,872	518,472	510,135	477,451
Other consumer	83,296	89,123	41,169	42,308	44,162
Less: deferred fees and allowance for loan loss	(31,991)	(29,098)	(25,280)	(22,663)	(21,683)
Total loans held for investment	5,089,531	4,728,487	3,120,214	3,029,047	2,834,750
Loans held for sale	19,414	19,672	—	—	—
Securities	620,071	620,490	505,692	532,950	545,944
Overnight deposits	164,499	222,159	106,152	90,246	118,529
Total interest-earning assets	$5,893,515	$5,590,808	$3,732,058	$3,652,243	$3,499,223
Deposits:
Interest-bearing demand	$701,592	$702,333	$455,210	$460,192	$468,283
Savings and money market	1,806,857	1,809,191	1,169,133	1,060,311	1,000,243
Time	839,604	820,050	513,786	492,864	503,035
FHLB advances and other borrowings	1,112,198	882,461	654,396	733,615	678,817
Total interest-bearing liabilities	$4,460,251	$4,214,035	$2,792,525	$2,746,982	$2,650,378

Total assets	$6,315,710	$6,021,795	$3,910,111	$3,837,424	$3,683,042
Non-interest-bearing demand deposits	$1,024,108	$975,067	$473,996	$456,115	$414,746
Total deposits	$4,372,161	$4,306,641	$2,612,125	$2,469,482	$2,386,307
Total shareholders' equity	$762,497	$760,130	$570,120	$562,022	$554,501

Yields/Rates:
Loans:
Commercial real estate	5.20%	5.30%	5.42%	5.46%	5.46%
Warehouse Purchase Program	3.36%	3.36%	3.51%	3.56%	3.56%
Commercial and industrial	4.75%	4.90%	4.38%	4.18%	4.18%
Construction and land	6.25%	5.92%	5.63%	6.13%	5.91%
Consumer real estate	5.11%	4.77%	4.83%	4.91%	4.96%
Other consumer	5.49%	5.30%	6.23%	6.03%	6.07%
Total loans held for investment	4.82%	4.89%	4.76%	4.74%	4.78%
Loans held for sale	3.65%	3.62%	—%	—%	—%
Securities	2.11%	2.21%	2.22%	2.20%	2.31%
Overnight deposits	0.34%	0.28%	0.24%	0.25%	0.24%
Total interest-earning assets	4.41%	4.41%	4.28%	4.26%	4.24%
Deposits:
Interest-bearing demand	0.48%	0.41%	0.35%	0.35%	0.37%
Savings and money market	0.17%	0.22%	0.32%	0.31%	0.30%
Time	0.70%	0.68%	0.64%	0.65%	0.69%

	For the Quarters Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
FHLB advances and other borrowings	0.75%	0.98%	1.21%	1.18%	1.27%
Total interest-bearing liabilities	0.46%	0.50%	0.59%	0.61%	0.63%
Net interest spread	3.95%	3.91%	3.69%	3.65%	3.61%
Net interest margin	4.06%	4.03%	3.84%	3.80%	3.76%
Cost of deposits (including non-interest-bearing demand)	0.28%	0.29%	0.33%	0.33%	0.34%

LegacyTexas Financial Group, Inc.
Supplemental Information- Non-GAAP Financial Measures
(unaudited and net of tax, calculated using a 35% estimated tax rate)

	At or For the Quarters Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Reconciliation of Core (non-GAAP) to GAAP Net Income and Earnings per Share:	(Dollars in thousands, except per share amounts)
GAAP net income available to common shareholders [1]	$20,091	$16,186	$5,412	$9,215	$8,721
Distributed and undistributed earnings to participating securities [1]	160	138	54	97	97
GAAP net income	20,251	16,324	5,466	9,312	8,818

Merger and acquisition costs	5	1,004	5,765	772	424
One-time payroll and severance costs	—	—	—	—	234
One-time (gain) loss on assets	(142)	554	(45)	(58)	415
Gain on sale of available for sale securities	—	(137)	—	—	—
Core (non-GAAP) net income	$20,114	$17,745	$11,186	$10,026	$9,891
Average shares for basic earnings per share	45,760,232	45,824,812	38,051,511	37,971,790	37,873,671
GAAP basic earnings per share	$0.44	$0.35	$0.14	$0.24	$0.23
Core (non-GAAP) basic earnings per share	$0.44	$0.39	$0.29	$0.26	$0.26
Average shares for diluted earnings per share	46,031,267	46,002,821	38,275,814	38,203,508	38,121,374
GAAP diluted earnings per share	$0.44	$0.35	$0.14	$0.24	$0.23
Core (non-GAAP) diluted earnings per share	$0.44	$0.39	$0.29	$0.26	$0.26

Calculation of Tangible Book Value per Share:
Total shareholders' equity	$776,924	$761,059	$568,223	$564,127	$557,412
Less: Goodwill	(180,632)	(179,258)	(29,650)	(29,650)	(29,650)
Identifiable intangible assets, net	(1,280)	(1,042)	(813)	(910)	(1,005)
Total tangible shareholders' equity	$595,012	$580,759	$537,760	$533,567	$526,757
Shares outstanding at end of period	47,619,493	47,602,721	40,014,851	40,006,941	39,995,720

Book value per share- GAAP	$16.32	$15.99	$14.20	$14.10	$13.94
Tangible book value per share- Non-GAAP	$12.50	$12.20	$13.44	$13.34	$13.17

Calculation of Tangible Equity to Tangible Assets:
Total assets	$6,669,624	$6,510,951	$4,164,114	$3,950,524	$3,951,244
Less: Goodwill	(180,632)	(179,258)	(29,650)	(29,650)	(29,650)
Identifiable intangible assets, net	(1,280)	(1,042)	(813)	(910)	(1,005)
Total tangible assets	$6,487,712	$6,330,651	$4,133,651	$3,919,964	$3,920,589

Equity to assets- GAAP	11.65%	11.69%	13.65%	14.28%	14.11%
Tangible equity to tangible assets- Non-GAAP	9.17%	9.17%	13.01%	13.61%	13.44%

	At or For the Quarters Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
	(Dollars in thousands)
Calculation of Return on Average Assets and Return on Average Equity Ratios (GAAP and core) (unaudited)
Net income	$20,251	$16,324	$5,466	$9,312	$8,818
Core (non-GAAP) net income	20,114	17,745	11,186	10,026	9,891
Average total equity	762,497	760,130	570,120	562,022	554,501
Average total assets	6,315,710	6,021,795	3,910,111	3,837,424	3,683,042
Return on average common shareholders' equity	10.62%	8.59%	3.83%	6.63%	6.36%
Core return on average common shareholders' equity	10.55	9.34	7.85	7.14	7.14
Return on average assets	1.28	1.08	0.56	0.97	0.96
Core return on average assets	1.27	1.18	1.14	1.05	1.07

1 Unvested share-based awards that contain nonforfeitable rights to dividends (whether paid or unpaid) are participating securities and are included in the computation of GAAP earnings per share pursuant to the two-class method described in ASC 260-10-45-60B.